Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Leigh J. Abrams, President and CEO

Phone: (914) 428-9098 Fax: (914) 428-4581

E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS THIRD QUARTER RESULTS

White Plains, New York – November 1, 2004 – Drew Industries Incorporated (NYSE: DW) today reported that third quarter 2004 net income increased 14 percent on a 55 percent increase in net sales, reflecting market share gains in both Drew’s recreational vehicle products (RV) and manufactured housing products (MH) segments.

Drew, a leading national supplier of RV and MH components, reported net income of $7.5 million, or $.71 per diluted share, on net sales of $149 million in the third quarter ended September 30, 2004, compared with net income of $6.6 million, or $.64 per diluted share, on net sales of $96 million in the same period in 2003. Drew’s 2004 net sales, net income and net income per diluted share were all third-quarter records.

Drew reported that net income did not grow as rapidly as net sales primarily due to continued increases in steel prices which had not yet been fully passed on to its customers. Management estimates that as a result of the unrecovered steel costs, net income for the quarter was reduced by between $.07 and $.14 per diluted share. Additional sales price increases and surcharges to customers have recently been implemented by Drew in an effort to mitigate the effects of these higher costs. The Company also noted that it had incurred start-up costs related to new products of about $350,000 in the current quarter. In addition, 2004 third quarter expenses related to the implementation of Sarbanes-Oxley and stock options increased approximately $500,000 over last year’s third quarter.

Net income for the nine months ended September 30, 2004 reached $21.7 million, or $2.04 per diluted share, compared with net income of $15.2 million, or $1.48 per diluted share, in the same period last year. Recently-acquired Zieman contributed approximately $.05 per share to the 2004 nine-month results, and its operating margins improved over the second quarter. Drew reported that its second quarter and third quarter results are traditionally the strongest in terms of sales and profits due to the seasonality of the industries in which it operates. Net income for the twelve months ended September 30, 2004 was a record $25.9 million, or $2.45 per diluted share.

“Material costs increased further in July and August, and these additional cost increases have just recently been passed on to customers. The impact of these material cost increases overshadowed what was otherwise a strong quarter of sales growth and profitability,” said Leigh J. Abrams, Drew’s President and CEO. “Our management team has done a great job on the operational level to manage rising commodity prices in this difficult economic environment. Steel prices now range from double or triple prior year levels. It’s always difficult to raise prices, but in this situation we’ve had to go back to customers a number of times due to continued steel cost increases. Our customers have been cooperative, but many have also been impacted by higher commodity costs and it has taken longer than expected to fully implement the sales price increases we need. On the positive side, it appears that steel prices may be stable for the balance of 2004.”

Drew said its $53 million increase in net sales this quarter, compared to the third quarter last year, came from a variety of sources. Organic growth from existing operations drove a sales increase of 23 percent, or approximately $22 million from the third quarter last year. The acquisition of Zieman, along with a small acquisition completed late last year, added $17 million in net sales. Price increases to customers, to offset the higher costs of steel and aluminum, aggregated nearly $14 million in the current quarter.

Exhibit 99.1

Drew’s RV segment achieved a 62 percent increase in sales this quarter (47% excluding sales price increases), but only a 4 percent increase in operating profits due largely to the impact of material cost increases which had not yet been fully passed on to customers. The profit margin of the RV segment in the third quarter last year was higher because steel costs had temporarily declined compared to prior periods. Production efficiencies in the current quarter remained high in all major product lines of this segment, and fixed costs are being spread over a much larger sales base.

“We are continuing our stringent control over operating costs while at the same time further developing our management team, systems, and research and development capabilities, all of which are essential to continue our growth,” said Abrams. “Because of our efficiency efforts, we were able to achieve improved profits year-over-year despite our biggest cost – raw materials – increasing drastically. We will continue to remain diligent in managing operations to maximize profits.”

Drew’s MH segment had another strong quarter, with sales increasing 44 percent and far outpacing the industry. Industry sales were down 1 percent for the 2004 third quarter, despite the shipment of about 1,800 homes ordered by the Federal Emergency Management Agency (FEMA) to provide emergency housing to hurricane victims. Year-to-date sales in the MH industry are down 3 percent, while Drew’s MH segment sales have increased 34 percent and operating profit grew 38 percent.

“Drew’s MH segment continues to report outstanding results despite continuing sluggishness in the industry,” said Abrams. “While there is still no clear sign of improvement in the MH industry, repossessions have declined and lenders have been successful at raising the money they need to provide home mortgages. Some industry analysts are projecting significant growth for the industry in 2005. However, we remain cautious about the industry in the near-term. We are confident in the success of our MH segment regardless of whether a rebound occurs and we have a positive long-term outlook for the industry.”

As a result of the rapid growth in sales by both of the Company’s segments, and higher steel costs, Drew has continued to invest heavily in working capital and capital expenditures. “Our inventories peaked in August and have since declined by about $8 million,” said Fred Zinn, Drew’s Chief Financial Officer. “We expect capital improvements to exceed $22 million in 2004, including the addition of several new factories. Despite this, cash flow has been very good since mid-September, helping us to reduce debt. Based on recent trends and current conditions, we expect our total debt to decline by $10 — $15 million by year end, to $60 — $65 million, which will further reduce our leverage.”

“To ensure that we have the ability to take advantage of expansion opportunities that may arise in the future, we are in the process of restructuring our corporate line of credit and adding borrowing capacity,” said Zinn. “We anticipate increasing our line of credit with JP Morgan Chase and KeyBank to $60 million. In addition, we expect the new line of credit to contain an “accordion” feature, which is an understanding that the banks, while not formally committed, are inclined to increase the $60 million line by $30 million upon the Company’s request. In connection with the new agreement, HSBC is expected to join the bank group. In addition, we are negotiating with Prudential Capital Group for a $50 — $60 million “shelf” facility, which is an uncommitted line that the Company would seek to use to finance a significant acquisition, should the opportunity arise”. At October 29, 2004, borrowing under the Company’s current line was approximately $38 million.

Abrams added: “All of our actions are focused on the execution of our long-term plan for growth and profitability based on outstanding management and serving the needs of our customers.”

Recreational Vehicle and Leisure Products Segment

Drew supplies windows, doors, chassis, and slide-out mechanisms and power units, primarily for travel trailers and fifth-wheel RVs. Industry shipments of RVs have continued to grow during 2004, with 2004 RV shipments up 17 percent for the first nine months of 2004. “Long-term demographics for this industry remain strong. While the RV industry association is projecting an 8 percent decline in industry shipments in 2005, we remain confident in our ability to continue to out-perform the industry and grow this business,” said Abrams. Drew’s RV segment far outperformed the industry by achieving a 59 percent increase in sales to a record $263 million for the current nine months. Even excluding price increases and the $16 million of RV sales by newly-acquired Zieman, the RV segment achieved strong growth in all major product lines.

Exhibit 99.1

The operating profit margin of Drew’s RV segment declined to 8.7 percent in the third quarter of 2004 from 11.1 percent in the second quarter and 13.5 percent in the third quarter last year, largely because of continued increases in the cost of steel that were not fully captured through price increases to customers. During the third quarter, the cost of steel and aluminum used by the Company was approximately $16 million higher than it would have been at prior year steel prices, including approximately $11 million for the RV segment alone. While much of this cost increase was previously passed on to customers, sales price increases covering third quarter increases in steel costs have only recently been passed on to customers. As a result, the Company said that third quarter gross profit of the RV segment was reduced by $1.7 to $2.7 million. The impact of higher steel costs was partially offset by a decline in overtime and group insurance costs, which had been higher than typical for the past several quarters.

“Drew’s product innovations continue to yield near-term and future growth opportunities. Drew recently introduced a new line of slide-out systems for motorhomes, which have a market potential of approximately $40 million. We also introduced bath products for RVs. Although sales are still modest, we saw increased sales of these products compared to the prior quarter,” Abrams said. “We have also substantially increased our spending on research and development and quality control in order to improve production efficiencies and speed new product introductions. As a result, we will shortly bring to market several high quality new products such as leveling devices, new axles, and steps for RVs. Product innovation and market expansion have become the core drivers of growth at Drew, and we will continue to make them focal points in the quarters to come.”

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the MH industry. While hampered by the prolonged industry-wide slump, Drew’s MH products segment has been profitable every quarter since the downturn began in 1999. This segment’s sales and profit momentum from the first half of 2004 continued into the third quarter, as operating profit increased 36 percent over the third quarter last year, to $6.4 million, on a 44 percent increase in net sales. Even excluding sales of $6 million from newly-acquired Zieman and price increases, Drew’s MH segment sales increased about 15 percent, compared to an industry-wide decline of 1 percent.

“Our MH segment continues to pick up market share, and we see additional opportunities to expand our penetration with product line expansions such as new bath products to compete with fiberglass bath products and other products,” Abrams said. “As our content per home grows and we sustain profitability in this down market, we put ourselves in position for significant growth if and when the market begins to improve.”

MH industry production levels are likely to receive a short-term boost in the fourth quarter due to the purchase by FEMA of additional manufactured homes to provide emergency housing for hurricane victims in the southeastern United States.

Other Matters

Mr. Abrams has advised that he is scheduled for cardiac by-pass surgery on November 19, 2004. He expects to be available for consultations shortly after the operation, to resume partial duties in mid-December, and to resume his full responsibilities as CEO and President at the beginning of 2005.

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its third quarter earnings conference call Monday, November 1, 2004, at 10:00 a.m. Eastern time, on the Company’s website, www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Exhibit 99.1

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 44863983. A replay will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis for modular offices. From 51 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management, at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly steel, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil prices and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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Exhibit 99.1

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS

	Nine Months Ended September 30,		Quarter Ended September 30,		Last Twelve Months

(In thousands, except per share amounts)	2004	2003	2004	2003

Net sales	$398,540	$266,344	$148,830	$96,107	$485,312
Cost of sales	308,199	200,041	115,928	70,637	374,593

Gross profit	90,341	66,303	32,902	25,470	110,719
Selling, general and administrative expenses	53,143	39,279	19,874	13,980	66,268
Other income	428				428

Operating profit	37,626	27,024	13,028	11,490	44,879
Interest expense, net	2,267	2,340	854	722	2,961

Income from continuing operations
before income taxes	35,359	24,684	12,174	10,768	41,918
Provision for income taxes	13,702	9,629	4,660	4,186	15,941

Income from continuing operations	21,657	15,055	7,514	6,582	25,977
Discontinued operations (net of taxes)		138			(90)

Net income	$21,657	$15,193	$7,514	$6,582	$25,887

Net income (loss) per common share:
Income from continuing operations:
Basic	$2.11	$1.50	$.73	$.65	$2.54

Diluted	$2.04	$1.47	$.71	$.64	$2.46

Discontinued operations, net of taxes:
Basic		$.01			$(.01)

Diluted		$.01			$(.01)

Net Income:
Basic	$2.11	$1.51	$.73	$.65	$2.53

Diluted	$2.04	$1.48	$.71	$.64	$2.45

Weighted average common shares outstanding:
Basic	10,271	10,044	10,296	10,118	10,245

Diluted	10,599	10,256	10,621	10,337	10,554

Depreciation and amortization	$6,842	$5,878	$2,345	$1,955	$8,827

Capital expenditures	$19,781	$3,906	$9,459	$1,066	$20,948

Exhibit 99.1

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS

	Nine Months Ended September 30,		Quarter Ended September 30,

(In thousands)	2004	2003	2004	2003

Net sales
RV Segment	$262,856	$165,010	$95,885	$59,296
MH Segment	135,684	101,334	52,945	36,811

Total	$398,540	$266,344	$148,830	$96,107

Operating Profit
RV Segment	$26,598	$19,392	$8,333	$7,976
MH Segment	15,498	11,219	6,441	4,740

Total segments operating profit	42,096	30,611	14,774	12,716
Amortization of intangibles	(753)	(571)	(287)	(196)
Corporate and other	(4,145)	(3,016)	(1,459)	(1,030)
Other income	428

Operating profit	$37,626	$27,024	$13,028	$11,490

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION

	September 30,

(In thousands, except ratios)	2004	2003

Current assets
Cash and cash equivalents	$2,780	$9,433
Accounts receivable, trade, less allowance	39,140	22,775
Inventories	79,625	35,232
Prepaid expenses and other current assets	5,875	5,253

Total current assets	127,420	72,693
Fixed assets, net	96,503	72,816
Goodwill	17,397	10,219
Other intangible assets	6,424	4,456
Other assets	2,947	2,957

Total assets	$250,691	$163,141

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$12,491	$9,825
Accounts payable, accrued expenses and other current liabilities	56,246	37,096
Discontinued operations		69

Total current liabilities	68,737	46,990
Long-term indebtedness	62,266	25,363
Other long-term obligations	2,082	2,997

Total liabilities	133,085	75,350
Total stockholders’ equity	117,606	87,791

Total liabilities and stockholders’ equity	$250,691	$163,141

Current ratio	1.9	1.5
Total indebtedness to stockholders’ equity	0.6	0.4